Exhibit 10.15

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made as of this 6th day of September, 2013, by and between Cynosure, Inc. (“Cynosure”) and Palomar Medical Technologies, LLC (formerly Palomar Medical Technologies, Inc., “Palomar”) (collectively, the “Company”), on the one hand, and Joseph P. Caruso (“Mr. Caruso”), on the other hand (together, the “Parties”).

WHEREAS, Cynosure and Palomar develop, manufacture and sell aesthetic laser and other light-based systems, and, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013 (the “Merger Agreement”), Cynosure acquired Palomar in a transaction which closed on June 24, 2013;

WHEREAS, following said acquisition, Mr. Caruso was Cynosure’s President, a Cynosure Director, Vice-Chairman of Cynosure’s Board of Directors, and a party to an Employment Agreement between Cynosure and Mr. Caruso dated March 17, 2013, (the “Cynosure Employment Agreement”) and a party to an Employment Agreement between Palomar and Mr. Caruso dated July 1, 2001, as amended on May 19, 2010, May 15, 2012 and March 17, 2013 (the “Palomar Employment Agreement”); and

WHEREAS, upon mutual agreement, Mr. Caruso is resigning from his positions with the Company pursuant to the terms of this Agreement.

NOW THEREFORE, in recognition of all of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

1. Resignations. Effective September 6, 2013 (the “Separation Date”), Mr. Caruso hereby resigns from any and all positions he holds as an employee, officer, director or other positions with the Company and each of the Company’s subsidiaries, including without limitation, the following:

(i) President of Cynosure;

(ii) Vice-Chairman of Cynosure’s Board of Directors; and

(iii) Director of Cynosure.

Simultaneously with the execution of this Agreement, Mr. Caruso shall execute the form attached hereto as Exhibit A and return such executed form along with an executed copy of the Agreement to the Company, through its General Counsel, and further agrees to execute any and all other documents necessary to effectuate his resignations. He further acknowledges and agrees that from and after the Separation Date, he shall have no authority to and shall not represent himself as an employee, officer, director, agent or representative of Cynosure and/or Palomar. As of the first pay period following the Separation Date, the Company will pay Mr. Caruso for his accrued but unused vacation time and final pay through the Separation Date. For the avoidance of doubt, such resignations are fully effective, final and irrevocable as of the Separation Date and shall not be subject to any revocation, including the revocation periods specified in Section 11 of the Agreement.

2. Separation Pay. In exchange for the mutual covenants set forth in this Agreement:

(i) Cynosure will pay Mr. Caruso Two Million Four Hundred Thousand Dollars ($2,400,000) as separation pay (“Separation Pay”). The Separation Pay shall be paid in installments as follows.

(a) The first installment of the Separation Pay shall be in the amount of Six Hundred and Sixty-Two Thousand, Six Hundred and Twenty-Five Dollars ($662,625) and shall be paid in a lump sum within fourteen (14) days of the Separation Date.

(b) The second installment of the Separation Pay shall be in the amount of Three Hundred and Forty-Eight Thousand, and Seven Hundred and Fifty Dollars ($348,750) and shall be paid in a lump sum no earlier than six (6) months and one (1) day after the Separation Date and no later than six (6) months and fifteen (15) days after the Separation Date.

(c) The third installment of the Separation Pay shall be in the amount of Three Hundred and Eighty-Three Thousand, and Six Hundred and Twenty-Five Dollars ($383,625) and shall be paid in a lump sum no earlier than six (6) months and one (1) day after the Separation Date and no later than the first anniversary of the Separation Date.

(d) The remaining balance of the Separation Pay, One Million, Five Thousand Dollars ($1,005,000) shall be paid in equal monthly installments over twenty-four (24) months, with the exception that the first six (6) payments shall be accumulated and paid as a lump sum no earlier than six (6) months and one (1) day after the Separation Date and no later than six (6) months and fifteen (15) days after the Separation Date, and each of the remaining payments shall be made on a monthly anniversary of the Separation Date until paid in full.

The Separation Pay shall be subject to all applicable income, Social Security and Medicare tax withholding as required by law.

(ii) Cynosure will pay Mr. Caruso the remaining balance of the Retention Bonus (One Million Four Hundred Thirty-Four Thousand One Hundred Ninety-Five Dollars ($1,434,195)) due under the Third Amendment to his Palomar Employment Agreement dated March 17, 2013, as if Mr. Caruso had remained employed by Cynosure through the 35% Payment Date, and a one-time lump-sum payment of Seven Hundred and Seven Thousand, One Hundred and Twelve Dollars ($707,112.00) as a Gross-Up Payment with respect to the Retention Bonus pursuant to Section 12 of the Palomar Employment Agreement (collectively, the “Retention Payments”). Such amounts shall be payable to Mr. Caruso within fourteen (14) days of his Separation Date. Such shall be subject to all applicable income, Social Security and Medicare tax withholding as required by law;

(iii) Cynosure will pay Mr. Caruso’s attorney’s fees and expenses of Twenty-Five Thousand Dollars ($25,000.00) incurred by him in negotiating and/or entering into this Agreement, provided that Mr. Caruso submits documentation of such legal fees and expenses upon request by Cynosure (hereinafter, the “Legal Fee Pay”). The Legal Fee Pay shall be made directly to Mr. Caruso’s legal counsel and a Form 1099 shall be issued by the Company to said law firm in due course. This Legal Fee Pay shall be made in consideration of Mr. Caruso’s release of age discrimination claims as set forth in Section 11 below. This Legal Fee shall be made within ten (10) business days after the expiration of the seven (7) day revocation period as specified in Section 11 below; and

(iv) The Company agrees that Mr. Caruso is not required to seek other employment and that there shall be no offset against amounts due to him under this Agreement on account of any remuneration payable by any subsequent employer. In the event of Mr. Caruso’s death after execution of this Agreement but before all Separation Pay has been paid, any unpaid portion of such Separation Pay will be paid to Mr. Caruso’s surviving spouse, if any, or if none to his estate.

Mr. Caruso acknowledges and agrees that neither this Agreement nor the payments made pursuant to this Agreement are intended to or constitute a severance plan, and (except in the case of his death) shall confer no benefit on anyone other than the Company and Mr. Caruso.

3. Accord and Satisfaction: The Parties acknowledge and agree that, other than (a) Mr. Caruso’s rights to indemnification under Section 12(v) of this Agreement, (b) Mr. Caruso’s right to continue health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) solely at Mr. Caruso’s own cost (the “qualifying event” under COBRA shall be deemed to have occurred on the last day of the calendar month that includes the Separation Date), (c) Mr. Caruso’s right to his vested account balance under Company’s 401(k) plans, and (d) Mr. Caruso’s right to convert any group insurance policy coverage which he presently has in accordance with the terms of the policy and applicable law, the payment by Cynosure of accrued but unused vacation and final pay through the Separation Date (as set forth in Section 1 above) and the Separation Pay and the Retention Payments (as set forth in Section 2 above) is and shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company to Mr. Caruso, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock, restricted stock and stock options, equity, commissions, severance pay, reimbursement of expenses or taxes or tax gross ups, and any and all other forms of compensation or benefits, attorneys’ fees, or other costs or sums, whether under the Palomar Employment Agreement, the Cynosure Employment Agreement, or otherwise.

4. No Equity Compensation. Mr. Caruso acknowledges that he has no stock options and/or shares of restricted stock or any other equity grants that are unvested as of the Separation Date. For the avoidance of doubt, Mr. Caruso acknowledges that he has not and will not receive any stock options or restricted share grants or any other equity grants from Cynosure. Mr. Caruso acknowledges and agrees that he does not now have, and will not in the future have, rights to vest in any other stock options, restricted stock or other equity grant under any stock option, restricted stock or other equity plan (of whatever name or kind, including, without limitation, any stock option or restricted stock plan) that he participated in or was eligible to participate in during his employment with Cynosure.

5. Unemployment Insurance. The Company agrees that it will not contest any claim for unemployment benefits by Mr. Caruso. Mr. Caruso acknowledges that eligibility for such benefits is determined solely by the Massachusetts Department of Unemployment Assistance.

6. Confidentiality Obligations and Return of Company Property. Mr. Caruso expressly acknowledges and agrees to the following:

(i) That he shall immediately return to the Company all Company property and equipment confidential documents (whether in hard copy or electronic form) of the Company in his custody and possession, and that he will abide by any and all common law and/or statutory obligation(s) relating to the protection and non-disclosure of the Company’s trade secrets, intellectual property, and/or confidential and proprietary documents and information;

(ii) That he shall not reveal or disclose to any person outside the Company or use for his own benefit, without the Company’s specific written authorization, whether by private communication or by public address or publication or otherwise, any Confidential Information, as hereinafter defined, (other than an immediate family member, accountant, or tax or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations, or any legal counsel), except as required by law or legal process. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company or received by the Company from an outside source under an obligation to maintain in confidence, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, including but not limited to (a) the Company’s business and marketing strategies, operations, products, technologies, customers, and finances; (b) the transition of Palomar’s operations to Cynosure; (c) information relating to the Company’s officers, directors, employees, agents, and/or representatives; (d) the circumstances regarding Mr. Caruso’s cessation of employment with the Company; and (e) information relating in any way to the negotiation of this Agreement.

(iii) That the Company shall file a Form 8-K with the Securities and Exchange Commission (the “SEC”) including a disclosure of the resignation of Mr. Caruso as an employee, officer and director of the Company and including a summary of the terms of this Agreement and that the Company shall file a copy of this Agreement as an exhibit to the Company’s next filed Form 10-Q with the SEC, provided, however, that the Company will afford Mr. Caruso an opportunity to review and/or comment on such Form 8-K prior to its filing with the SEC; and

(iv) That nothing in this Agreement shall bar Mr. Caruso from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required by law or lawful process; provided, however, that in providing such testimony or in making such disclosures or communications, Mr. Caruso will use his best efforts to ensure that this Section is complied with to the maximum extent possible. Should Mr. Caruso be served with a court order, subpoena or other appropriate, enforceable process in any legal proceeding (including any governmental action), he agrees that, unless otherwise prohibited by applicable law, he and/or his counsel will notify the Company in writing, through its General Counsel within three (3) days of receipt, so that the Company may review such process and/or be afforded the opportunity to seek a protective order to preclude Mr. Caruso’s testimony. Mr. Caruso agrees that he and/or his counsel shall cooperate with the Company in seeking such protective order or other appropriate remedy.

7. Non-Competition and Non-Solicitation. Mr. Caruso expressly acknowledges and agrees that his employment with the Company brought him into close contact with many confidential affairs of the Company, including but not limited to information about strategies, costs, profits, markets, sales, key personnel, pricing policies, operational methods and other business affairs, methods and information, including plans for future developments, not readily available to the public and that Mr. Caruso became privy to confidential technical information about the Company’s products and future product plans. In recognition of the foregoing, and in consideration of the Separation Pay provided in this Agreement, Mr. Caruso agrees that:

(i) He will not, prior to March 6, 2015, directly or indirectly, for his own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, shareholder, or in any other capacity:

(a) Engage in a Competitive Business. For purposes of this Section 7(i)(a) and 7(iv), “Competitive Business” means the field of laser and other light-based aesthetic and medical treatment system, and includes but is not limited to the companies and/or business entities, including any of their affiliates, identified in the list attached hereto as Exhibit B;

(b) Solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company or any affiliate of the Company, or hire, cause to be hired, or participate in the recruitment of any Company employee; or

(c) Encourage, or assist any other person in encouraging, any customer or supplier of the Company or of any affiliate of the Company, to terminate or alter its relationship with the Company.

(ii) He will not, from March 6, 2015 to September 6, 2015, directly or indirectly, for his own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, shareholder, or in any other capacity, engage in business with any Competitive Business which for the purposes of this Section 7(ii) shall be limited to those entities, including any of their affiliates, identified in the list attached hereto as Exhibit B;

(iii) Mr. Caruso acknowledges and agrees that the provisions of Sections 7(i) - (ii) are supported by adequate consideration. Mr. Caruso further acknowledges and agrees that the duration and geographic scope of the non-competition and non-solicitation provisions of Sections 7(i) - (ii) are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that Sections 7(i) - (ii) are to that extent unenforceable, the Parties agree that Sections 7(i) - (ii) shall remain in full force and effect for the greatest time period and the greatest area that would not render it unenforceable; and

(iv) Notwithstanding Sections 7(i) - (ii), Mr. Caruso may own a beneficial interest in any Competitive Business, provided that such investment constitutes not more than one percent (1%) of the outstanding capital stock of the Competitive Business.

8. Cooperation. Mr. Caruso expressly acknowledges and agrees that following the Separation Date, Mr. Caruso will cooperate fully with the Company in the defense or prosecution of any government investigations and any government or third-party claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees in which Mr. Caruso has personal knowledge of any relevant facts. Mr. Caruso’s cooperation in connection with such claims or actions shall include him being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. Mr. Caruso further agrees that should an individual representing a party adverse to the business interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact him (directly or indirectly), he will promptly (within 48 business hours) inform (in writing) the Company, through its General Counsel, of that fact, unless prohibited from doing so under law or court order. The Company will reimburse Mr. Caruso for any reasonable, out-of-pocket expenses that he may incur in providing such assistance but will not be obligated to pay Mr. Caruso’s time for providing such assistance; provided, however, that if Mr. Caruso is required to perform services under this Section 8 for more than eighty (80) hours, the Company shall pay him for such work after eighty hours at the rate of One Thousand Nine Hundred Fifty Dollars ($1,950) per full eight (8)) hour day or pro rata portion thereof within fifteen (15) days following such excess service.

9. Disclosure and Assignment of Intellectual Property. Mr. Caruso expressly acknowledges and agrees to the following:

(i) That the Company, and its successors and assigns shall own all right, title and interest throughout the world in and to all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, trade secrets, drawings, plans, systems, methods, specifications, and all other manufacturing, engineering, technical, research and development data and know-how (herein “Intellectual Property”) made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment with the Company or within one year thereafter which relate to the manufacture, production or processing of any products developed or sold by the Company or which are within the scope of or usable in connection with the Company’s business as it may, from time to time, hereafter be conducted or proposed to be conducted, whether or not made during his regular working hours and whether or not made on the Company’s premises;

(ii) That any such Intellectual Property shall constitute a work made for hire under the copyright laws of the United States and, to the extent any such Intellectual Property shall be determined not to be a work made for hire, Mr. Caruso hereby assigns, and, to the extent any such assignment cannot be made at the present time, Mr. Caruso hereby agrees to assign, to the Company all of his right, title and interest throughout the world, including, without limitation, copyright, patent and trade secret rights, in and to the Intellectual Property, together with his right to file for and/or own wholly without restriction United States and foreign patents, trademarks and copyrights with respect thereto. Mr. Caruso specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of his work for the Company, including for Palomar Medical Technologies, Inc. prior to June 24, 2013, whether as an employee or as a consultant, and all related copyrights, patents and other proprietary rights, and that all such results, outputs and products shall be Intellectual Property hereunder and the sole property of the Company hereafter; and

(iii) That he will execute all appropriate patent applications securing all United States and foreign patents on all Intellectual Property, and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all Intellectual Property in the Company or its nominee or designee and to enable the Company, or its nominee or designee, to obtain all such patents; and he agrees to render to the Company, or its nominee or designee, all such assistance as it may require in the prosecution of all such patent applications and applications for the re-issue of such patents, and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents, but the expense of all such assignments and patent applications, or all other proceedings referred to herein above, shall be borne by the Company. Mr. Caruso shall be entitled to fair and reasonable compensation for any such assistance requested by the Company or its nominee or designee and furnished by him after the termination of his employment.

10. Release of Claims. Mr. Caruso hereby acknowledges and agrees that by signing this Agreement and accepting the Separation Pay provided for in Sections 2(i) and (iii) of this Agreement, he is waiving his right to assert any Claim (as defined below) against the Company arising at any time on or before the Separation Date. Mr. Caruso also represents that he has not asserted or filed any Claim (as defined below) against the Company.

Mr. Caruso’s waiver and release is intended to bar any form of claim, lawsuit, charge, complaint, demand or any other form of action, including a claim for reimbursement of taxes owed by Mr. Caruso (collectively referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, taxes, attorneys’ fees and any other costs). Mr. Caruso understands that there could be unknown or unanticipated Claims resulting from his employment with the Company and the separation of his employment, and he agrees that such Claims are included in this waiver and release.

Without limiting the generality of the previous paragraph, Mr. Caruso specifically waives and releases the Company from any and all Claims, including, without limitation, those Claims arising from or related to (a) his employment relationship with the Company, (b) the cessation of his employment with the Company, including but not limited to the termination of the Cynosure Employment Agreement and the termination of the Palomar Employment Agreement, (c) his position as a director and officer of the Company, and (d) his resignation as a director, vice chairman of the board of directors and an officer of the Company, including, without limitation:

(i) Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts and any other state or locality where Mr. Caruso worked for the Company;

(ii) Claims under any Law concerning discrimination or fair employment practices, including but not limited to the Massachusetts Anti-Discrimination and Anti-Harassment Law (Massachusetts General Laws Chapter 151B), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), and the Americans with

Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Separation Date. To clarify, a release of age discrimination claims is not subject to this section, but rather is addressed separately in Section 11 below;

(iii) Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Worker Adjustment and Retraining Notification (WARN) Act (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 (including but not limited to the minimum wage and overtime provisions) each as they may have been amended through the Separation Date. Mr. Caruso specifically acknowledges that he is waiving any Claims for unpaid wages under these and other Laws;

(iv) Claims under any state, federal or local common law theory;

(v) Claims arising under the Company’s policies or benefit plans;

(vi) Claims arising under any other Law or constitution;

(vii) Claims for payment or reimbursement of, or gross-up payments with respect to, any amounts paid or payable by or on behalf of Mr. Caruso, as or with respect to any federal, state, local or foreign income taxes, payroll, Social Security, Medicare or other employment taxes, and any excise taxes, penalties, fines or additions to tax, including pursuant to Sections 409A or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and whether arising from or in connection with this Agreement or otherwise; and

(viii) Claims arising under any Law relating to the termination of the Cynosure Employment Agreement and the termination of the Palomar Employment Agreement.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, including obligations referred to in Section 12. Mr. Caruso acknowledges and agrees that, but for providing this waiver and release, he would not be receiving any portion of the Separation Pay provided for in Section 2(i) of this Agreement.

11. Release of Age Discrimination Claims. Because Mr. Caruso is at least forty (40) years of age, he has specific rights under the federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (“ADEA”) and the Older Workers Benefits Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. Mr. Caruso hereby releases all claims he may have against the Company or any of its representatives arising at any time on or before the Separation Date alleging discrimination on the basis of age under the ADEA, the OWBPA and other Laws, including, without limitation, Massachusetts General Laws Chapter 151B. Notwithstanding anything to the contrary in this Agreement, the release in this Section 11 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the Separation Date.

In consideration of this release of age discrimination claims, the Company will pay Mr. Caruso the Legal Fee Pay specified in Section 2(iii) above.

Consistent with the provisions of the OWBPA, Mr. Caruso has twenty-one (21) days to consider and accept the provisions of Section 11 of this Agreement by signing below and returning it to the Company’s General Counsel. In addition, Mr. Caruso may rescind his assent to this Section 11 of this Agreement if, within seven (7) days after the date he signs this Agreement, he delivers a written notice of rescission to the Company. To be effective, such notice of rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the Company’s General Counsel.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws (the “Federal Discrimination Laws”), nothing in the general waiver and release set forth in Sections 10 and 11 above shall be deemed to prohibit Mr. Caruso from challenging the validity of this release under the Federal Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Sections 10 and 11 does prohibit Mr. Caruso from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Mr. Caruso’s signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to Mr. Caruso under this Agreement in the event that Mr. Caruso successfully challenges the validity of this release and prevails in any claim under the Federal Discrimination Laws.

12. Miscellaneous Provisions.

(i) This Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between Mr. Caruso and the Company with respect to his resignation from the Company. For clarity, the Cynosure Employment Agreement and the Palomar Employment Agreement are hereby terminated and superseded with no further monies or obligations of any kind owed by the Company to Mr. Caruso thereunder. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(ii) This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts. Mr. Caruso agrees that a court in Massachusetts will have personal jurisdiction over him, and he agrees to waive any right to raise a defense of lack of personal jurisdiction by such a court. The Company and Mr. Caruso agree to accept service of process by mail. The Parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(iii) This Agreement shall inure to the benefit of Cynosure, Palomar, and any of their successors and assigns.

(iv) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Any signature executed in connection with this Agreement may be transmitted by facsimile as executed or a scanned and e-mailed copy of this Agreement as executed and shall be treated for all purposes as an original document.

(v) Nothing in this Agreement modifies the existing indemnification rights of Mr. Caruso, including but not limited to rights under the Company’s Bylaws and Certificate of Incorporation and rights under Section 6.11 of the Merger Agreement, including continued coverage under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied and on terms no less favorable than those provided to any other Company executive officer or director.

(vi) For purposes of determining the date of any payment hereunder that is subject to Section 409A of the Code and payable upon or with respect to Mr. Caruso’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h), from Cynosure, the Separation Date shall be the date of Mr. Caruso’s “separation from service” from Cynosure. The tax treatment of payments to Mr. Caruso under this Agreement, including pursuant to Section 409A or Section 4999 of the Code, is not warranted or guaranteed, and neither Cynosure nor Palomar, nor any of their shareholders, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, excise taxes, penalties, additions to tax, Social Security, Medicare, or other monetary amounts owed by Mr. Caruso to any governmental authority as a result of any payments made or owing under this Agreement. Without limiting the generality of the foregoing, Mr. Caruso shall have no right to any “gross-up” for any taxes or similar payments paid or owing by Mr. Caruso, whether pursuant to Section 409A or Section 4999 of the Code or otherwise. Each installment and other separately designated payment under this Agreement shall be considered a separate payment within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Any payment or other distribution hereunder may be reduced by any amount (including employment taxes) required to be withheld by Cynosure or Palomar under any applicable law, rule, regulation, order or other requirement of any governmental authority. Cynosure and Palomar have full authority to withhold any taxes (including employment taxes) applicable to amounts payable hereunder from other compensation owing to Mr. Caruso that is not payable hereunder. For clarity, although the Company and Mr. Caruso believe that no taxes are owed pursuant to Section 409A or Section 4999 other than as specifically set forth in Section 2(ii), if it is later determined that additional taxes are owed, under Section 409A, Section 4999 or any other tax provision, Mr. Caruso is responsible and assumes all liability therefore.

13. Effective Date. All aspects of this Agreement, other than those provisions pertaining to the release of age discrimination claims in Section 2(iii) and Section 11 of this Agreement shall be effective upon execution on the Separation Date. As to the release of age discrimination claims in Section 11 of this Agreement, Mr. Caruso hereby acknowledges that he was informed and understands that he has twenty-one (21) days within which to consider the release of age discrimination claims in Section 11, that he has been advised of his right to consult with an attorney regarding such release of age discrimination claims in Section 11, and has considered carefully every provision of Section 11 of the Agreement, and that, after having engaged in these actions, he agrees to enter into the Agreement prior to the expiration of the 21 day period set forth in Section 11. The release of age discrimination claims in Section 11 and Legal Fee Pay in conjunction therewith under Section 2(iii) shall be effective upon the expiration of the seven (7) day revocation period as set forth in Section 11. For avoidance of doubt, revocation of the release of the age discrimination claims within the 7 day period pertains solely to the release of age discrimination claims in Section 11 and the Legal Fee Pay set forth in Section 2(iii) and shall in no way affect the validity of all other aspects of this Agreement.

[Remainder of Page Intentionally Left Blank]

Executed this 6th day of September, 2013.

Cynosure, Inc. & Palomar		Joseph P. Caruso
Medical Technologies, LLC

By:	/s/ Michael R. Davin	/s/ Joseph P. Caruso
Michael R. Davin
Chief Executive Officer

EXHIBIT A

September 6, 2013

Cynosure, Inc.

Attention: Board of Directors

5 Carlisle Road

Westford, Massachusetts 01886

Re:	Resignation as an Employee, Director and Officer of Cynosure, Inc. and its Subsidiaries, including but not limited to Palomar Medical Technologies, LLC

To whom it may concern:

I hereby resign from any and all positions I hold as an employee, director and officer of Cynosure, Inc., a Delaware corporation (the “Company”), and of each of the Company’s subsidiaries, including but not limited to Palomar Medical Technologies, LLC in each instance effective immediately.

Very truly yours,

Joseph P. Caruso

EXHIBIT B

LIST OF COMPANIES AND/OR

BUSINESS ENTITIES PURSUANT TO SECTION 7(i) and 7(ii) OF AGREEMENT

1.	Alma Lasers Ltd.

2.	Asclepion Laser Technologies GmbH

3.	Cutera, Inc.

4.	Deka Laser Technologies, Inc.

5.	Lumenis Ltd.

6.	Lutronic, Inc.

7.	New Star Lasers, Inc. /CoolTouch, Inc.

8.	PhotoMedex, Inc.

9.	Sciton, Inc.

10.	Solta Medical, Inc.

11.	Syneron, Inc.

12.	Tria Beauty, Inc.

13.	Zeltiq Aesthetics, Inc.

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